Exhibit 10.2

[Arbinet Letterhead]

April 23, 2008

Mr. William Terrell Wingfield, Jr.

13120 Luvie Lane

Potomac, MD 20854

RE:	Amendment No. 1 to Offer Letter (the “Amendment”)

Dear Terry:

In connection with the Offer Letter dated September 20, 2006 (the “Letter”) by and between Arbinet-thexchange, Inc., a Delaware corporation (the “Company”), and you, you and the Company desire to amend certain provisions of the Letter as follows:

1. The section entitled “Termination of Employment” of the Letter is amended by deleting subsection (e) of such section in its entirety and substituting therefor the following:

“e)	You may terminate your agreement for Good Reason. For purposes of this letter, “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(A)	a substantial diminution or other substantive adverse change, not consented to by you, in the nature or scope of your responsibilities, authorities, powers, functions or duties;

(B)	an involuntary material reduction in your base salary;

(C)	a breach by the Company of any of its other material obligations under this letter; or

(D)	a material change in the geographic location at which you must perform your services.

“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” event has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason event within 90 days of the occurrence of such event; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice, to modify your employment situation in a manner acceptable to you and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to you. If the Company cures the Good Reason event in a manner acceptable to you during the 30 day period, Good Reason shall be deemed not to have occurred.”

2. The section entitled “Termination of Employment” of the Letter is amended by adding the following new subsection (f) immediately after subsection (e) thereof:

“f)	Anything in this letter to the contrary notwithstanding, if at the time of your termination of employment, you are considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that you become entitled to under this letter is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (A) six months after your separation from service, or (B) your death, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this subsection (f). Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the date of your separation from service. The parties intend that this letter will be administered in accordance with Section 409A of the Code. The parties agree that this letter may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.”

3. Except as specifically amended by this Amendment, the Letter shall remain in full force and effect in accordance with its terms.

4. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

If the foregoing accurately reflects the understanding of the parties hereto, please so indicate by executing both originals of this Amendment in the space provided below and returning one executed original to us.

ARBINET-THEXCHANGE, INC.

By:	/s/ William M. Freeman
Name:	William M. Freeman
Title:	President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ William Terrell Wingfield, Jr.
William Terrell Wingfield, Jr.